Lazard World Dividend and Income Fund, Inc.



Sub-Item 77C (Matters submitted to a vote of security holders.)

The first Annual Meeting of Stockholders was held on April 26, 2006, to vote on the following proposal. The proposal received the required number of votes of stockholders and was adopted.

Election of the following Directors:

two Class I Directors (Robert M. Solmson and Charles Carroll), each to serve for a one-year term expiring at the 2007 Annual Meeting and until his successor is duly elected and qualified;

two Class II Directors (Kenneth S. Davidson and Lester Z. Lieberman), each to serve for a two-year term expiring at the 2008 Annual Meeting and until his successor is duly elected and qualified; and

three Class III Directors (John J. Burke, Richard Reiss, Jr. and Ashish Bhutani), each to serve for a three-year term expiring at the 2009 Annual Meeting and until his successor is duly elected and qualified.

Director		          For            Withhold authority

Robert M. Solmson                5,018,978              54,070
Charles Carroll		    	   5,022,446		  50,602
Kenneth S. Davidson		   5,018,476		  54,572
Lester Z. Lieberman		   5,018,382		  54,666
John J. Burke		         5,016,731		  56,317
Richard Reiss, Jr.		   5,015,676		  57,372
Ashish Bhutani		         5,022,290		  50,758